April 30, 1997


                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION



In the Matter of Atlantic City Electric Company  )
and Delmarva Power & Light Company               )
                                                 )
Salem Nuclear Generating Station                 )
Units 1 and 2                                    ) Docket Nos. 50-272, 50-311,
                                                 ) 50-277 and 50-278
Peach Bottom Atomic Power Station                )
Units 2 and 3                                    )


                       APPLICATION FOR TRANSFER OF CONTROL
               REGARDING OPERATING LICENSES NOS. DPR-70 AND DPR-75
                  FOR THE SALEM NUCLEAR GENERATING STATION AND
                  OPERATING LICENSES NOS. DPR-44 AND DPR-56 FOR
                      THE PEACH BOTTOM ATOMIC POWER STATION


                           INTRODUCTION AND BACKGROUND

     Atlantic City Electric Company t/a Atlantic Electric ("ACE"), Delmarva Power & Light Company ("DP&L"), Public Service Electric & Gas Company ("PSE&G") and PECO Energy Company ("PECO") are the holders of Facility Operating License No. DPR-70 dated August 13, 1976 ("Operating License DPR-70"). Operating License DPR-70 authorizes the holders to possess the Salem Nuclear Generating Station Unit 1 ("Salem Unit 1") and authorizes PSE&G to use and operate Salem Unit 1 in accordance with the procedures and limitations set forth in the Operating License.

     ACE, DP&L, PSE&G and PECO are the holders of Facility Operating License No. DPR-75, dated May 20, 1981 ("Operating License DPR-75"). Operating License DPR-75 authorizes the holders to possess the Salem Nuclear Generating Station Unit 2 ("Salem Unit 2") and authorizes PSE&G to use and operate Salem Unit 2 in accordance with the procedures and limitations set forth in the Operating License.

     ACE, DP&L, PSE&G and PECO are the holders of Facility Operating License No. DPR-44, dated December 14, 1973 ("Operating License DPR-44"). Operating License No. DPR-44 authorizes the holders to possess the Peach Bottom Atomic Power Station Unit 2 ("Peach Bottom Unit 2") and authorizes PECO to use and operate Peach Bottom Unit 2 in accordance with the procedures and limitations set forth in the Operating License.

     ACE, DP&L, PSE&G and PECO are the holders of Facility Operating License No. DPR-56, dated July 2, 1974 ("Operating License DPR-56"). Operating License No. DPR-56 authorizes the holders to possess the Peach Bottom Atomic Power Station Unit 3 ("Peach Bottom Unit 3") and authorizes PECO to use and operate Peach Bottom Unit 3 in accordance with the procedures and limitations set forth in the Operating License.

     The respective percentage ownership interests of ACE, DP&L and each of the other license holders in the licensed units hereinabove referred to are as follows:

                               ACE(%)      DP&L (%)    PSE&G(%)    PECO(%)

Salem Unit 1-DPR-70            7.41        7.41        42.59       42.59

Salem Unit 2-DPR-75            7.41        7.41        42.59       42.59

Peach Bottom Unit 2-DPR-44     7.51        7.51        42.49       42.49

Peach Bottom Unit 3-DPR-56     7.51        7.51        42.49       42.49



     This Application is submitted in support of a request for the consent of the Nuclear Regulatory Commission ("NRC") in accordance with 10 C.F.R. ss.50.80 to the indirect transfers of control of interests in the above-captioned Operating Licenses which will occur as a result of a proposed merger of Atlantic Energy, Inc. ("AEI"), of which ACE is a wholly owned subsidiary, and DP&L (the "Merger"). The Merger will result in the indirect transfer of control of the interests held by ACE and DP&L as licensees, through the creation of a new holding company, Conectiv, Inc. ("Conectiv") to be formed through the Merger. A copy of the Joint Proxy Statement and Prospectus is filed with this Application as Exhibit A and includes, as an exhibit, "The Agreement and Plan of Merger, Dated as of August 9, 1996 as Amended and Restated as of December 26, 1996 by and among Delmarva Power & Light Company, Atlantic Energy, Inc., Conectiv, Inc. and DS Sub., Inc." (the "Merger Agreement").

     Conectiv will be a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), and will become the sole owner of all issued and outstanding shares of common stock of ACE and DP&L. Both ACE and DP&L will be direct subsidiaries of Conectiv. The additional direct subsidiaries of Conectiv will include a service company and a company(ies) engaged in non-utility activities.

     As a result of the Merger, ACE and DP&L expect to achieve cost savings and efficiencies, principally through the elimination of duplicative activities, increased scale and improved purchasing power, reducing the operating costs of ACE and DP&L to the benefit of their customers, shareholders and the communities they serve. By roughly doubling the market capitalization of Conectiv, compared to that of the individual companies (ACE and DP&L), the Merger should also improve both the overall credit quality of the merged company and the liquidity of its securities. Conectiv's ability to fund continued growth at lower costs will enhance the financial resources of DP&L and ACE to possess their respective interests in the applicable nuclear generating plants.

     The Merger will have no adverse effect on either the technical management or operation of the Peach Bottom or Salem nuclear generating plants. In each instance, PSE&G or PECO -- neither of which is involved in the Merger -- will remain responsible for the operation and maintenance of the respective plants for which they currently have operating responsibility. Therefore, the Merger cannot affect the technical qualifications of the responsible operating entities.

     The Operating Licenses for the units which are subject of this Application were issued pursuant to Section 104(b) of the Atomic Energy Act. Consequently, the NRC has no antitrust jurisdiction with respect to those units. Notwithstanding the lack of jurisdiction by the NRC, the antitrust implications of the proposed Merger, and the competitive aspects thereof, will be considered by other federal agencies reviewing the Merger, including the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC"), the U.S. Department of Justice ("DOJ") and the Federal Trade Commission ("FTC").

     Part I below sets forth the information required by 10 C.F.R. ss.50.80 with respect to the proposed transfers. Part II discusses the effective date for the license transfers.

                 PART I. - INFORMATION FOR TRANSFERS OF CONTROL

  A. General Information Regarding Organization and Management of the Merged Company

     At the effective time of the Merger, the Merger Agreement contemplates that the members of the Board of Directors of DP&L will be entitled to nominate ten
(10) members to serve on the Board of Directors of Conectiv, and the AEI Board will be entitled to nominate eight (8) members. The Conectiv Board will be divided into three (3) classes so that each class, to the extent possible, has the same proportion of directors nominated by each of the DP&L and AEI Boards. The Merger Agreement further provides that at the consummation of the Merger, Howard E. Cosgrove (Chairman of the Board, President and Chief Executive Officer of DP&L) will be the Chief Executive Office and Chairman of the Board of Conectiv. Jerrold L. Jacobs (Chairman and Chief Executive Officer of AEI) will retire from active employment with AEI after the consummation of the Merger and will serve as Vice Chairman of the Board of Conectiv until the second anniversary of the consummation of the Merger.

 B. General Information Concerning Atlantic City Electric Company t/a Atlantic Electric

       1. Name and  Address
          Atlantic  City  Electric  Company  t/a  Atlantic
          Electric  6801 Black Horse Pike
          Egg  Harbor  Township,  New  Jersey 08234-4130


       2. Description of Business


     ACE is a wholly owned subsidiary of AEI, an exempt holding company under PUHCA, whose stock is publicly held. Following the Merger, ACE will be a wholly owned subsidiary of Conectiv. Its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in the southern portion of the State of New Jersey to residential, commercial and industrial customers for their own use, and in New Jersey and elsewhere to wholesale customers for resale.

     3. Organization and Management

     ACE is - and after the Merger will remain - a corporation organized and existing under the laws of the State of New Jersey. All of ACE's directors and principal officers are citizens of the United States. All of the directors and principal officers of AEI are also citizens of the United States.

     Following the proposed Merger, ACE will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. ACE is not acting as an agent or representative of any other person in this request for consent to the indirect transfer of control of the licenses.

C. General Information Concerning Delmarva Power & Light Company

         1.       Name and Address
                  Delmarva Power & Light Company
                  800 King Street
                  P.O. Box 231
                  Wilmington, Delaware 19899

     2. Description of Business

     Following the Merger, DP&L will be a wholly owned subsidiary of Conectiv. Its business operations will generally remain the same as they are now, i.e., engaging principally in the generation, transmission, distribution and sale of electric energy on the Delmarva peninsula in Delaware, Maryland and Virginia; and the distribution and sale of gas energy in New Castle County, Delaware. The sales will be to residential, commercial and industrial customers for their own use, and in Delaware, Maryland, Virginia and elsewhere, to wholesale customers for resale.

     3. Organization and Management

     DP&L is - and after the Merger will remain - a corporation organized and existing under the laws of the State of Delaware and the Commonwealth of Virginia. All of DP&L's directors and principal officers are citizens of the United States. Following the proposed Merger, DP&L will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. Moreover, DP&L is not acting as an agent or representative of any other person in this request for consent to the indirect transfer of control of the licenses.

D. Technical Qualifications

     The  proposed   Merger   involves  no  change  to  either  the   management
organization or technical personnel of PSE&G, the entity responsible for operating and maintaining the Salem Nuclear Generating Station Units 1 and 2. PSE&G is not involved in the Merger. Therefore, the technical qualifications of PSE&G to carry out its responsibilities under the Operating Licenses remain unchanged, and will not be adversely affected by the proposed Merger.

     Likewise, the proposed Merger involves no change to either the management organization or technical personnel of PECO, the entity responsible for operating and maintaining the Peach Bottom Atomic Power Station Units 2 and 3. PECO is not involved in the Merger. Therefore, the technical qualifications of PECO to carry out its responsibilities under the Operating Licenses remain unchanged, and will not be adversely affected by the proposed Merger.

E. Financial Qualifications

     ACE and DP&L are - and after the Merger will remain - electric utilities within the definition set out in 10 C.F.R. ss.50.2. Each company provides electric service on a retail and wholesale basis. DP&L also provides gas service on a retail and wholesale basis. After the proposed Merger, ACE will continue to generate and distribute electricity and recover the cost of the electricity through rates authorized by the New Jersey Board of Public Utilities ("NJBPU") and by the FERC. Therefore, ACE will continue to meet the definition of an "electric utility" set forth in 10 C.F.R. ss.50.2.

     After the proposed Merger, DP&L will also continue to generate and distribute electricity and recover the cost of this electricity through rates authorized by the Delaware Public Service Commission, the Maryland Public Service Commission, the State Corporation Commission of Virginia and the FERC. DP&L will therefore continue to meet the definition of an "electric utility" as set forth in the regulations.

     Thus, the financial qualifications of ACE and DP&L are presumed by 10 C.F.R. ss.50.33(f), and no specific demonstration of financial qualifications is required.

F. Decommissioning

     NRC regulations require information showing "reasonable assurance . . . that funds will be available to decommission the facility." 10 C.F.R. ss.50.33(k). ACE and DP&L have each filed decommissioning reports with the NRC under 10 C.F.R. ss.50.75(b) and are providing financial assurance for decommissioning their respective ownership interests in each of the above-captioned plants in accordance with those reports through external nuclear decommissioning trusts in which deposits are made at least annually. After the Merger, ACE and DP&L will remain responsible for the decommissioning liabilities associated with their respective ownership interests in the above-captioned nuclear generating plants, and will continue to fund their respective decommissioning trusts in accordance with NRC regulations.

G. Antitrust Considerations

     Operating Licenses DPR-44, DPR-56, DPR-70 and DPR-75 were each issued under
Section 104(b) of the Atomic Energy Act. As such, the units which are subject of this Application are not subject to antitrust review by the NRC. However, competitive aspects of the Merger, including antitrust considerations associated therewith, will be reviewed by other federal agencies including the FERC, the SEC, the DOJ and the FTC.

H. Statement of Purposes for the Transfer and the Nature of the Transaction Necessitating or Making the License Transfer Desirable

     The purpose of the proposed Merger is to achieve benefits for the shareholders, customers and communities served by ACE and DP&L that would otherwise not be achievable if they were to remain as separate companies. The expected savings related to the Merger are approximately $500 million over the next ten years (1998 to 2007). The savings will come principally from elimination of duplicative activities, increased scale, improved purchasing power, improved operating efficiencies, lower capital costs and, to the extent practicable, by combining the companies' work forces.

I. Restricted Data

     This application does not contain any Restricted Data or other classified defense information, and it is not expected that any such data will become involved in the licensed activities. However, in the event such information should become involved, ACE and DP&L agree that they will safeguard such information and will not permit any person to have access to Restricted Data until the Office of Personnel Management (as successor to the Civil Service Commission) shall have made an investigation and reported to the NRC on the character, associations and loyalty of such person, and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

J. No Environmental Impact

     The Merger does not involve any change to the nuclear plant operations or equipment and does not change any environmental impact previously evaluated in the Final Environmental Statement of each of the subject plants. Accordingly, no environmental impact is associated with this Application or the consequences of the Merger.

                            PART II. - EFFECTIVE DATE

     The proposed Merger of AEI and DP&L is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and requires the approval of other federal regulatory authorities as described above. Transfer upon ACE's books and records of all of the issued and outstanding shares of its common stock which will result in the change of ownership or control of ACE is also subject to review and approval by the NJBPU. The transfer of DP&L's stock will similarly be subject to review and approval by the Delaware Public Service Commission, the Virginia State Corporation Commission and, in limited fashion, by the Maryland Public Service Commission. The approval of the Pennsylvania Public Utilities Commission will also be requested with respect to the limited issue of transfer of jointly-owned production and transmission facilities located in that Commonwealth. Approval of the Merger has been obtained from the shareholders of both AEI and DP&L at a Special Meeting of Shareholders of each of the companies held for that purpose on January 30, 1997. Until all such approvals have been obtained, the Merger cannot be consummated. AEI and DP&L intend to consummate the Merger as soon as practicable following receipt of all necessary approvals. The projected closing date of the Merger is December 31, 1997. Therefore, the NRC is requested to review this Application on a schedule that will permit it to act on and provide its final consent to the proposed indirect transfers of control that would be effectuated by the Merger as promptly as possible, and in any event not later than September 30, 1997.

                                   CONCLUSION

     For the foregoing reasons, the NRC is requested to consent to the indirect transfers of control of the interests held by ACE and DP&L in Operating Licenses Nos. DPR-70 and DPR-75 for the Salem Nuclear Generating Station Units and Operating Licenses Nos. DPR-44 and DPR-56 for the Peach Bottom Atomic Power Station Units that would result from the Merger.

                            C E R T I F I C A T I O N


     I, JAMES E. FRANKLIN II, being duly sworn, state that:

      (1) I am Senior Vice President, Secretary and General Counsel of Atlantic City Electric Company;

      (2) I am duly authorized to execute and file this certification on behalf of Atlantic City Electric Company; and

      (3) The statements set forth in the attached application are true and correct to the best of my information, knowledge and belief.


                                      ---------------------------------------
                                               JAMES E. FRANKLIN II



SWORN and subscribed to before me

this 30th day of April, 1997.




--------------------------------

                            C E R T I F I C A T I O N


     I, DALE G. STOODLEY, being duly sworn, state that:

      (1) I am Vice President and General Counsel of Delmarva Power & Light Company;

      (2) I am duly authorized to execute and file this certification on behalf of Delmarva Power & Light Company; and

      (3) The statements set forth in the attached application are true and correct to the best of my information, knowledge and belief.


                                      ---------------------------------------
                                               DALE G. STOODLEY



SWORN and subscribed to before me

this 30th day of April, 1997.




--------------------------------





                       APPLICATION FOR TRANSFER OF CONTROL
               REGARDING OPERATING LICENSE NOS. DPR-70 AND DPR-75
                  FOR THE SALEM NUCLEAR GENERATING STATION AND
                  OPERATING LICENSE NOS. DPR-44 AND DPR-56 FOR
                      THE PEACH BOTTOM ATOMIC POWER STATION



                                 E X H I B I T A


                        JOINT PROXY STATEMENT/PROSPECTUS



                                                                  April 30, 1997


                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION



In the Matter of Atlantic City Electric Company  )
                                                 )
Hope Creek Generating Station                    )
Unit 1-Operating License No. NPF-57              )        Docket No. 50-354



                       APPLICATION FOR TRANSFER OF CONTROL
                   REGARDING OPERATING LICENSE NO. NPF-57 FOR
                    THE HOPE CREEK NUCLEAR GENERATING STATION


                           INTRODUCTION AND BACKGROUND

         Atlantic City Electric Company t/a Atlantic Electric ("ACE") and Public Service Electric & Gas Company ("PSE&G") are the holders of Facility Operating License No. NPF-57, dated July 25, 1986 ("Operating License NPF-57"). Operating License NPF-57 authorizes the holders to possess the Hope Creek Generating Station Unit 1 ("Hope Creek Unit 1") and authorizes PSE&G to use and operate Hope Creek Unit 1 in accordance with the procedures and limitations set forth in the Operating License.

     The percentage ownership interest of ACE and the other license holder in Hope Creek Unit 1 is as follows:

                               ACE(%)             PSE&G(%)

Hope Creek Unit 1              5.00                95.00


     This application is submitted in support of a request for the consent of the Nuclear Regulatory Commission ("NRC") to the indirect transfer of control of interest in the above-captioned Operating License that will occur as a result of a proposed merger of Atlantic Energy, Inc. ("AEI") and Delmarva Power & Light Company ("DP&L") (the "Merger"). ACE is a wholly owned subsidiary of AEI.

     The Merger will result in the indirect transfer of control of the five percent (5%) interest held by ACE as a Licensee due to the creation of a holding company, Conectiv, Inc. ("Conectiv") to be formed for the Merger. Conectiv will become a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), and will become the sole owner of all issued and outstanding shares of common stock of ACE and DP&L. Both ACE and DP&L will be direct subsidiaries of Conectiv. The additional direct subsidiaries of Conectiv will include a service company and a company(ies) engaged in non-utility activities. A copy of the Joint Proxy Statement and Prospectus is filed with this Application as Exhibit A and includes, as an exhibit, "The Agreement and Plan of Merger, dated as of August 9, 1996 as Amended and Restated as of December 26, 1996 by and among Delmarva Power & Light Company, Atlantic Energy, Inc., Conectiv, Inc. and DS Sub., Inc." (the "Merger Agreement").

     As a result of the Merger, ACE expects to achieve cost savings and efficiencies, principally through the elimination of duplicative activities, increased scale and improved purchasing power. These changes will reduce the operating costs of ACE to the benefit of its customers, shareholders and the communities it serves. By roughly doubling the market capitalization of Conectiv, compared to that of the individual companies (ACE and DP&L), the Merger should also improve both the overall credit quality of the merged company and the liquidity of its securities. Conectiv's ability to fund continued growth at lower cost will enhance ACE's financial resources to possess its interest in the nuclear generating plant which is the subject of this Application.

     The Merger will have no adverse effect on either the technical management or operation of the Hope Creek Generating Station. PSE&G is not involved in the Merger and will remain responsible for the operation and maintenance of the Hope Creek Generating Station for which it currently has operating responsibility. Therefore, the Merger can have no effect on the technical qualifications of the responsible operating entity.

     In addition to NRC review, the Merger will be reviewed by other federal agencies, including the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC"), the U.S. Department of Justice ("DOJ") and the Federal Trade Commission ("FTC"). Among the issues to be considered by those agencies are the potential competitive aspects of the proposed Merger, which will include antitrust considerations.

     Part I below sets forth the information required by 10 C.F.R. ss.50.80 with respect to the proposed transfer. Part II discusses the effective date for the license transfer.

                  PART I. - INFORMATION FOR TRANSFER OF CONTROL

 A. General Information Concerning Atlantic City Electric Company t/a Atlantic Electric


     1. Name and Address

       Atlantic City Electric Company t/a Atlantic Electric
       6801 Black Horse Pike
       Egg Harbor Township, New Jersey  08234-4130

     2. Description of Business

     ACE is a wholly owned subsidiary of AEI, an exempt holding company under PUHCA, whose stock is publicly held. Following the Merger, ACE will be a wholly owned subsidiary of Conectiv. Its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in the southern portion of the State of New Jersey to residential, commercial and industrial customers for their own use, and in New Jersey and elsewhere to wholesale customers for resale.

     3. Organization and Management

     ACE is - and after the Merger will remain - a corporation organized and existing under the laws of the State of New Jersey. All of ACE's directors and principal officers are citizens of the United States. All of the directors and principal officers of AEI are also citizens of the United States.

     At the effective time of the Merger, the Merger Agreement contemplates that the members of the Board of Directors of AEI will be entitled to nominate eight
(8) members to serve on the Board of Directors of Conectiv, and the DP&L Board will be entitled to nominate ten (10) members. The Conectiv Board will be divided into three (3) classes so that each class, to the extent possible, has the same proportion of directors nominated by each of the AEI Board and the DP&L Board. The Merger Agreement provides that, at the consummation of the Merger, Howard E. Cosgrove (Chairman of the Board, President and Chief Executive Officer of DP&L) will be the Chief Executive Officer and Chairman of the Board of Conectiv. Jerrold L. Jacobs (now Chairman and Chief Executive Officer with AEI) will retire from active employment with AEI after the consummation of the Merger and will serve as Vice Chairman of the Board of Conectiv until the second anniversary of the consummation of the Merger.

     Following the proposed Merger, ACE will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. Furthermore, ACE is not acting as an agent or representative of any other person in this request for consent to the indirect transfer of control of the license.

B. Technical Qualifications

     The  proposed   Merger   involves  no  change  to  either  the   management
organization or technical personnel of PSE&G, the entity responsible for operating and maintaining the Hope Creek Generating Station. PSE&G is not involved in the Merger. Therefore, the technical qualifications of PSE&G to carry out its responsibilities under the Operating License remain unchanged, and will not be adversely affected by the proposed Merger.

C. Financial Qualifications

     ACE is - and after the Merger will remain - an electric utility within the definition set out in 10 C.F.R. ss.50.2. ACE provides electric service on a retail and wholesale basis. After the proposed Merger, ACE will continue to generate and distribute electricity and recover the cost of the electricity through rates authorized by the New Jersey Board of Public Utilities ("NJBPU") and by the FERC. Therefore, ACE will continue to meet the definition of an "electric utility" as set forth in 10 C.F.R. ss.50.2.

D. Decommissioning

     NRC regulations require information showing "reasonable assurance . . . that funds will be available to decommission the facility." 10 C.F.R. ss.50.33(k). ACE has filed decommissioning reports with the NRC under 10 C.F.R. ss.50.75(b) and is providing financial assurance for decommissioning its ownership interest in the above-captioned plant in accordance with those reports through an external nuclear decommissioning trust in which deposits are made at least annually. After the Merger, ACE will remain responsible for the decommissioning liabilities associated with its ownership interest in the above-captioned nuclear generating plant, and will continue to fund its respective decommissioning trust in accordance with NRC regulations.

E. Antitrust Considerations

     The Hope Creek Generating Station is a nuclear unit licensed by the NRC under Section 103 of the Atomic Energy Act, as amended (the "Act") and, as such, the NRC and the Attorney General previously conducted an antitrust review under
Section 105 of the Act. No antitrust conditions on the Hope Creek license were deemed necessary as a result of that review. Additionally, in 1986, in connection with the issuance of the Operating License for Hope Creek, the NRC concluded that there had been no significant changes warranting further antitrust review. The NRC does not need to conduct a further antitrust review with respect to the pending Application because no significant changes will have occurred upon consummation of the Merger since its prior review of this license. ACE is, and will remain, a licensee and owner of a 5% interest in the Hope Creek Unit. Similarly, PSE&G is unaffected by the Merger and will continue to own its 95% share of Hope Creek.

     The NRC has stated that three criteria are relevant to determine whether significant changes have occurred:

      (1) Whether one or more changes have occurred since the date of the previous NRC antitrust review;

      (2) Whether changes are reasonably  attributable  to the  licensee(s);
          and

      (3) Whether the changes "have antitrust implications that would likely warrant some Commission remedy."

South Carolina Electric & Gas Company (Virgil C. Summer Nuclear Station, Unit
1), CLI-81-14, 13 NRC 862, 872 (1981) (Emphasis in original).

     The Commission has held that application of the third criterion -- whether the changes "have antitrust implications that would likely warrant some Commission remedy" -- "should result in termination of NRC antitrust reviews where the changes are pro-competitive or have de minimus anti-competitive effects." Summer, supra, CLI-81-14, 13 NRC at 872 (Emphasis in original). The Commission further explained that, under the third criterion, "changes would be considered 'significant' only when the competitive structure, as changed, would likely warrant and be susceptible to a greater than de minimus license modification." Summer, CLI-81-14, 13 NRC at 864, note 3 (Emphasis supplied). In other words, the NRC should undertake an additional antitrust review only if "there is a genuine likelihood that the outcome of [the] antitrust review, were it to occur, would be a greater than inconsequential alteration or adjustment in furtherance of policies underlying the antitrust laws. Otherwise stated, we believe it was intended that we not undertake the process without an expectation that it would have greater than de minimus results." In the Matter of South
Carolina Electric and Gas, CLI-80-28, 11 NRC 817, 835 (1980) (Emphasis supplied).

     Applying this standard, it is clear that no additional antitrust review in connection with the proposed AEI and DP&L Merger is warranted. ACE will remain the owner of its 5% interest in Hope Creek and will continue to distribute the electricity generated by its 5% interest and recover the costs of that electricity (and other electricity) through rates authorized by the NJBPU and by the FERC. Neither DP&L nor Conectiv will acquire any direct interest in the subject license or the electricity generated by ACE's 5% interest. PSE&G, as the 95% owner of Hope Creek, will also continue to have "exclusive responsibility and control over the physical construction, operation and maintenance of the facility," as well as the distribution and sale of the electricity generated by its 95% ownership share in the facility. See Public Service Electric & Gas Company and Atlantic City Electric Company, Docket No. 50-354 Hope Creek Generating Station Facility Operating License, License No. NPF-57, P. 1.E. (July 25, 1986). Therefore, there is no change in the competitive structure, and the Merger cannot have even a de minimus antitrust effect insofar as the NRC's antitrust responsibilities are concerned. Accordingly, the NRC should properly conclude that no further antitrust review is required with respect to the Merger.

     Furthermore, ACE and DP&L have each filed open-access tariffs with the FERC that comply with FERC's Order 888 (which requires utilities to provide other entities access to their transmission lines on terms comparable to their own use). In addition, both ACE and DP&L are participants in an application pending before the FERC which has been filed by the Pennsylvania-New Jersey-Maryland Interconnection Association (PJM-IA) in compliance with FERC's Order 888 which, upon approval, will result in the implementation of an independent system operator for the combined transmission network of the PJM Pool. This will enhance the ability of alternative suppliers of wholesale power to make available their power to other utilities within PJM. It will also eliminate multiple, cumulative transmission charges reducing the cost of alternative power sources for other utilities located within the PJM area. Both the open transmission access currently provided by ACE and Delmava and the future implementation of an independent system operator for the PJM pool assure a pro-competitive environment in which Hope Creek is operated.

     The competitive effects of the Merger will also be thoroughly reviewed by other federal agencies, including the FERC. Since the NRC does not possess plenary antitrust jurisdiction, the antitrust role of the NRC is more limited than that of the FERC. Consistent with Regulatory Guide 9.1, Regulatory Staff Position Statement on Antitrust Matters, the NRC should not duplicate the FERC's role of comprehensively evaluating the potential competitive effects of the Merger, and there is no reason to do so.1 Instead, the NRC should rely upon the FERC's consideration of competitive and antitrust considerations to confirm that there are no significant antitrust changes arising from the Merger that would require further or additional NRC antitrust review.

--------
     1 Regulatory Guide 9.1 provides, in relevant part, as follows: "In general, reliance will be placed on the exercise of Federal Power Commission [now FERC] and State agency jurisdiction regarding the specific terms and conditions of the sale of power, rates of transmission services and such other matters as may be within the scope of their jurisdiction". In addition to FERC review, the proposed Merger of AEI and DP&L is subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Consequently, both the Federal Trade Commission and the Antitrust Division of the United States Department of Justice will be provided an opportunity to evaluate the antitrust implications, if any, of the proposed Merger. In addition, the State agency jurisdiction will continue over each of the subject operating utility companies. The State agencies include the NJBPU, the Delaware Public Service Commission, the Maryland Public Service Commission and the State Corporation Commission of Virginia.

     In conclusion, the proposed Merger of AEI and DP&L will not result in a significant change in the competitive environment in which Hope Creek operates. Therefore, no additional antitrust review by the NRC is warranted in connection with its review of this Application.

F. Statement of Purposes for the Transfer and the Nature of the Transaction Necessitating or Making the License Transfer Desirable

     The purpose of the proposed Merger is to achieve benefits for the shareholders, customers and communities served by ACE, through a Merger of AEI and DP&L, that would otherwise not be achievable if they were to remain as separate companies. The expected savings related to the Merger of AEI and DP&L have been approximated at $500 million over the next ten years (1998 to 2007). The savings will come from the elimination of duplicative activities, increased scale and improved purchasing power, improved operating efficiencies, lower capital costs and, to the extent practicable, by combining the companies' work forces.

G. Restricted Data

     This Application does not contain any Restricted Data or other classified defense information, and it is not expected that any such data will become involved in the licensed activities. However, in the event such information should become involved, ACE agrees that it will safeguard such information and will not permit any person to have access to Restricted Data until the Office of Personnel Management (as successor to the Civil Service Commission) shall have made an investigation and reported to the NRC on the character, associations and loyalty of such person, and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

H. No Environmental Impact

     The Merger does not involve any change to the nuclear plant operations or equipment and does not change any environmental impact previously evaluated in the plant's Final Environmental Statement. Accordingly, no significant environmental impact is associated with this Application or the consequences of the Merger.

                            PART II. - EFFECTIVE DATE

     The proposed Merger of AEI and DP&L is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and requires the approval of other federal regulatory authorities as described above. Transfer upon ACE's books and records of all of the issued and outstanding shares of its common stock which will result in the change of ownership or control of ACE is also subject to review and approval by the NJBPU. The transfer of Delmarva's stock will be similarly subject to review and approval by the Delaware Public Service Commission, the Virginia State Corporation Commission and, in a limited fashion, by the Maryland Public Service Commission. The approval of the Pennsylvania Public Utility Commission will also be requested with respect to the limited issue of transfer of jointly-owned production and transmission facilities located in that Commonwealth. Approval of the Merger has been obtained from the shareholders of AEI and DP&L at a Special Meeting of Shareholders of each of the companies held for that purpose on January 30, 1997.

     Until all such approvals have been obtained, the Merger cannot be consummated. AEI intends to consummate the Merger with DP&L as soon as practicable following receipt of all necessary approvals. The projected closing date of the Merger is December 31, 1997. Therefore, the NRC is requested to review this Application on a schedule that will permit it to act on and provide its final consent to the proposed indirect transfer of control that would be effectuated by the Merger as promptly as possible, and in any event not later than September 30, 1997.

                                   CONCLUSION

     For the foregoing reasons, the NRC is requested to consent to the indirect transfers of control that would result from the Merger of AEI and DP&L regarding the interests held by ACE in Operating License No. NPF-57 for the Hope Creek Generating Station.

                            C E R T I F I C A T I O N


     I, JAMES E. FRANKLIN II, being duly sworn, state that:

      (1) I am Senior Vice President, Secretary and General Counsel of Atlantic City Electric Company;

      (2) I am duly authorized to execute and file this certification on behalf of Atlantic City Electric Company; and

      (3) The statements set forth in the attached Application are true and correct to the best of my information, knowledge and belief.


                                       ---------------------------------------
                                                JAMES E. FRANKLIN II



SWORN and subscribed to before me

this 30th day of April, 1997.




--------------------------------

                       APPLICATION FOR TRANSFER OF CONTROL
                   REGARDING OPERATING LICENSE NO. NPF-57 FOR
                        THE HOPE CREEK GENERATING STATION




                                 E X H I B I T A


                        JOINT PROXY STATEMENT/PROSPECTUS